                                  SCHEDULE 14A

                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

                      EXCHANGE ACT OF 1934 (AMENDMENT NO.   )



Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement     [ ] Confidential, for Use of the Commission
[X] Definitive Proxy Statement          Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                            COMMERCIAL METALS COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

      [X] No fee required.

      [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
          0-11.

      (1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------

      (2) Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

-------------------------------------------------------------------------------

      (4) Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------

      (5) Total fee paid:
--------------------------------------------------------------------------------

      [ ] Fee paid previously with preliminary materials.

      [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:
--------------------------------------------------------------------------------

      (2) Form, Schedule or Registration Statement No.:
--------------------------------------------------------------------------------

      (3) Filing Party:
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      (4) Date Filed:
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

                           COMMERCIAL METALS COMPANY
                         6565 NORTH MACARTHUR BOULEVARD
                              IRVING, TEXAS 75039
                            TELEPHONE (214) 689-4300

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD JANUARY 22, 2004

     The Annual Meeting of Stockholders of Commercial Metals Company, a Delaware corporation, will be held in the amphitheater at the Four Seasons conference center, 4150 North MacArthur Boulevard, Irving, Texas, on January 22, 2004, at 10:00 a.m., Central Standard Time. If you are planning to attend the meeting in person, please check the appropriate space on the enclosed proxy card. A map is included on the back cover of the attached Proxy Statement. The meeting will be held for the following purposes:

          (1) To elect one person to serve as director until the 2005 annual meeting of the stockholders and until his successor is elected and to elect four persons to serve as directors until the 2007 annual meeting of stockholders and until their successors are elected;

          (2) To consider and act upon a proposal to amend our restated certificate of incorporation to increase the number of authorized shares of our common stock from 40,000,000 to 100,000,000 with no change in the number of authorized shares of preferred stock;

          (3) To ratify the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending August 31, 2004; and

          (4) To transact such other business as may properly come before the meeting or any adjournments of the meeting.

     Only stockholders of record on November 24, 2003, are entitled to notice of and to vote at the meeting or any adjournments of the meeting.

     You are cordially invited to attend the annual meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO FILL OUT, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE ON WHICH NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. ALTERNATIVELY, YOU MAY VOTE YOUR SHARES VIA TELEPHONE OR THE INTERNET AS DESCRIBED ON THE ENCLOSED PROXY CARD. PROXIES FORWARDED BY OR FOR BROKERS OR FIDUCIARIES SHOULD BE RETURNED AS REQUESTED BY THEM. THE PROMPT RETURN OF PROXIES WILL SAVE THE EXPENSE INVOLVED IN FURTHER COMMUNICATION.

                                          By Order of the Board of Directors,

                                                   /s/ DAVID M. SUDBURY
                                                     DAVID M. SUDBURY
                                                Vice President, Secretary
                                                   and General Counsel

Dallas, Texas

December 8, 2003

                           COMMERCIAL METALS COMPANY
                         6565 NORTH MACARTHUR BOULEVARD
                              IRVING, TEXAS 75039
                            TELEPHONE (214) 689-4300

                                PROXY STATEMENT

                                      FOR

                         ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD JANUARY 22, 2004


     This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Commercial Metals Company for use at the annual meeting of our stockholders to be held on January 22, 2004, and at any and all adjournments of the meeting. The approximate date on which this proxy statement and accompanying proxy card are first being sent or given to stockholders is December 11, 2003.


     Shares represented by each proxy, if properly executed and returned to us prior to the meeting, will be voted as directed, but if not otherwise specified, will be voted for the election of five directors, for approval of the proposal to amend our restated certificate of incorporation to increase the number of authorized shares of our common stock from 40,000,000 to 100,000,000 and for the approval of the proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors, all as recommended by our board of directors. A stockholder executing the proxy may revoke it at any time before it is voted by giving written notice to the Secretary of Commercial Metals Company, by subsequently executing and delivering a new proxy or by voting in person at the meeting (although attending the meeting without executing a ballot or executing a subsequent proxy will not constitute revocation of a proxy).

     Stockholders of record can simplify their voting and reduce our cost by voting their shares via telephone or the Internet. The telephone and Internet voting procedures are designed to authenticate stockholders' identities, allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. If a stockholder's shares are held in the name of a bank or broker, the availability of telephone and Internet voting will depend upon the voting processes of the bank or broker. Accordingly, stockholders should follow the voting instructions on the form they receive from their bank or broker.


     Stockholders who elect to vote via the Internet may incur telecommunications and Internet access charges and other costs for which they are solely responsible. The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m., Eastern Standard Time, on the evening before the annual meeting. Instructions for voting via telephone or the Internet are contained in the enclosed proxy card.


                         OUTSTANDING VOTING SECURITIES

     On November 24, 2003, the record date for determining stockholders entitled to vote at the annual meeting, we had outstanding 28,320,895 shares of our common stock, par value $5.00 per share, not including 3,944,271 treasury shares. Each share of our common stock is entitled to one vote for each director to be elected and upon all other matters to be brought to a vote. We had no shares of preferred stock outstanding at November 24, 2003.

     The presence of a majority of our outstanding common stock represented in person or by proxy at the meeting will constitute a quorum. Shares represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum. Proxies relating to "street name" shares that are voted by brokers on some matters will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares entitled to vote at the annual meeting on those matters as to which authority to vote is withheld by the broker. Such shares as to which authority to vote is withheld are called broker non-votes.

     The five nominees receiving the highest vote totals will be elected as directors. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of directors.

     The proposal to amend our restated certificate of incorporation to increase the number of authorized shares of common stock, par value $5.00 per share, from 40,000,000 to 100,000,000 shares will require the affirmative vote of the holders of a majority of our outstanding common stock. Accordingly, abstentions and broker non-votes will have the same effect as a vote against such proposal.

     All other matters to be voted on will be decided by the affirmative vote of a majority of the shares present or represented at the meeting and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote. A broker non-vote on such matters will not be counted as an affirmative vote or a negative vote because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority.

     Management has designated the proxies named in the accompanying form of proxy.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     On the basis of filings with the Securities and Exchange Commission and other information, we believe that as of the record date the following persons, including groups of persons, beneficially owned more than 5% of our outstanding common stock:


                                                              AMOUNT AND NATURE      PERCENT
NAME AND ADDRESS                                           OF BENEFICIAL OWNERSHIP   OF CLASS
----------------                                           -----------------------   --------
Moses Feldman                                                    1,455,470(1)          5.1%
  P.O. Box 931
  Doylestown, PA 18901
Dimensional Fund Advisors Inc.                                   1,809,658(2)          6.4%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401
Barclays Global Investors, NA                                    1,844,534(3)          6.5%
  45 Fremont Street
  San Francisco, CA 94105
AXA Financial, Inc.                                              1,912,167(4)          6.8%
  1290 Avenue of the Americas
  New York, NY 10104


---------------


(1) Based on filings with the Securities and Exchange Commission, which indicate the reporting person has sole voting and dispositive power over 119,038 shares and shared voting and dispositive power over 1,336,432 shares. Includes 19,038 shares subject to options exercisable within 60 days.


(2) Based on a Schedule 13G report filed with the Securities and Exchange Commission on February 3, 2003.

(3) Based on a Schedule 13G report filed with the Securities and Exchange Commission on February 12, 2003.

(4) Based on Amendment No. 1 to Schedule 13G filed with the Securities and Exchange Commission on February 12, 2003, on behalf of AXA Financial, Inc., which indicates that AXA Financial, Inc., through its subsidiaries and affiliates, had sole voting power over 1,637,793 shares, sole dispositive voting power over 1,512,767 shares and shared voting power over 15,200 shares and shared dispositive power over 399,400 shares.

     The following table sets forth information known to us about the beneficial ownership of our common stock as of December 8, 2003, by each director and nominee for director, the Chief Executive Officer, the other executive officers included in the Summary Compensation Table, and all current directors, nominees for director and executive officers as a group. Unless stated otherwise in the notes to the table, each person named below has sole authority to vote and invest the shares listed.



                                 OWNED
                               SHARES OF   OPTION SHARES    TOTAL SHARES OF       PERCENTAGE OF
                                COMMON       OF COMMON        COMMON STOCK         COMMON STOCK
NAME                             STOCK       STOCK(1)      BENEFICIALLY OWNED   BENEFICIALLY OWNED
----                           ---------   -------------   ------------------   ------------------
Adams, Harold L. ............          0            0                  0                  *
Feldman, Moses(2)............  1,436,432       19,038          1,455,470                5.1%
Heinkele, Harry J. ..........     58,680            0             58,680                  *
Howell, Leo..................    121,978       17,000            138,978                  *
Loewenberg, Ralph E.(3)......          0       34,156             34,156                  *
Massaro, Anthony A. .........      2,000       34,156             36,156                  *
McClean, Murray R. ..........          0       37,120             37,120                  *
Neary, Robert D. ............      4,000        7,112             11,112                  *
Owen, Dorothy G. ............    366,883       34,156            401,039                1.4%
Rabin, Stanley A. ...........    367,246      323,300            690,546                2.4%
Selig, Clyde P. .............     81,294       94,420            175,714                  *
Smith, J. David..............          0            0                  0                  *
Womack, Robert R. ...........      8,670       27,596             36,266                  *
All current directors,
  nominees and executive
  officers as a group (20
  persons)...................  2,676,442      971,971          3,648,413               12.9%


---------------

 *  Less than one percent


(1) Represents shares subject to options exercisable within 60 days of December 8, 2003.



(2) Moses Feldman has sole voting and dispositive power over 119,038 shares and shared voting and dispositive power over 1,336,432 shares. Includes 1,167,382 shares owned by the Marital Trust under the Trust Indenture created by the Will of Jacob Feldman of which Moses Feldman is one of four trustees and 169,050 of 735,000 shares owned by the Feldman Interests Ltd., a family limited partnership of which Moses Feldman is managing partner. Excludes 1,262,214 shares owned of record by The Feldman Foundation, a Texas non-profit corporation, of which Moses Feldman is one of three voting directors. Moses Feldman disclaims beneficial ownership as to all shares held by The Feldman Foundation, the Marital Trust and 565,950 shares held by the Feldman Interests Ltd.


(3) Mr. Loewenberg is one of four trustees of the Marital Trust under the Trust Indenture created by the Will of Jacob Feldman which owns 1,167,382 shares. Mr. Loewenberg disclaims any beneficial interest as to such shares.

                                   PROPOSAL I

                             ELECTION OF DIRECTORS

     We are adding two directors to our board of directors at this annual meeting of stockholders, bringing the size of our board of directors to 11 members. Our restated certificate of incorporation divides the board of directors into three classes. To divide our 11 directors as equally as possible among the three classes, we are adding one additional Class I director and one additional Class III director. The term of office of the three existing Class III directors expires at this annual meeting of stockholders. Three of the four Class III nominees, Moses Feldman, Ralph E. Loewenberg and Stanley A. Rabin, were previously elected by the stockholders, currently serve as directors and are standing for election to a three year term of office expiring at the 2007 annual meeting and until their successors are duly elected. In addition, nominee Harold L. Adams stands for election as a Class III director to serve a three year term of office expiring at the 2007 annual meeting and until his successor is duly elected. Mr. Adams has been the Chairman Emeritus of RTKL Associates Inc., an international architecture, engineering and planning firm headquartered in Baltimore, Maryland, since April 2003 and has been associated with RTKL since 1969, having previously served as Chairman since 1987, Chief Executive Officer since 1971 and President from 1969 through 1999. The three continuing Class I directors and nominee J. David Smith, if elected, will serve as a Class I director until the 2005 annual meeting of stockholders. Mr. Smith has been Chairman, President and Chief Executive Officer of Euramax International, Inc., since its inception in 1996 when it acquired certain portions of the fabricated products operations of Alumax, Inc. Mr. Smith had been President of the Amerimax Fabricated Product group since 1990 and was a Vice President of Alumax from 1994 to 1996. Euramax is an international producer of aluminum, steel, vinyl and fiberglass products for original equipment manufacturers, distributors, contractors and home centers in North America and Western Europe. The term of office of the three continuing Class II directors expires at the 2006 annual meeting of stockholders. Proxies cannot be voted for the election of more than five persons to the board of directors at the meeting.

     Each nominee has consented to being named in this proxy statement and to serve if elected. If any nominee becomes unavailable for any reason, the shares represented by the proxies will be voted for the person, if any, as may be designated by our board of directors. However, management has no reason to believe that any nominee will be unavailable.

     The following table sets forth information about the directors. All directors have been employed in substantially the same positions set forth in the table for at least the past five years except for Messrs. Rabin, Adams, Womack and Selig. Mr. Rabin was elected to the additional position of Chairman of Commercial Metals Company in March 1999. Mr. Adams was named Chairman Emeritus of RTKL Associates Inc. in April 2003 having been Chairman and Chief Executive Officer for more than five years. Mr. Womack was Chairman and Chief Executive Officer of Zurn Industries, Inc. prior to its merger in 1998 with U.S. Industries. Mr. Womack retired as Chairman and Chief Executive Officer of Zurn Industries, Inc. and Chief Executive of U.S. Industries Bath and Plumbing Products Group in January 2000. Mr. Selig was elected to the additional position of Chief Executive Officer of the CMC Steel Group in June 2002.

                                    NOMINEES

                                                                SERVED AS
                    NAME, PRINCIPAL                             DIRECTOR
                OCCUPATION AND BUSINESS                   AGE     SINCE
                -----------------------                   ---   ---------
                   CLASS III -- TERM TO EXPIRE IN 2007
Moses Feldman                                             63      1976
  President, AeroMed, Inc.
Ralph E. Loewenberg                                       64      1971
  President, R. E. Loewenberg Capital Management
  Corporation
Stanley A. Rabin                                          65      1979
  Chairman, President and Chief Executive Officer,
  Commercial Metals Company
Harold L. Adams                                           64        --
  Chairman Emeritus, RTKL Associates Inc.

                    CLASS I -- TERM TO EXPIRE IN 2005
J. David Smith                                            54        --
  Chairman, President and Chief Executive Officer,
  Euramax International, Inc.

                     DIRECTORS CONTINUING IN OFFICE

                                                                SERVED AS
                    NAME, PRINCIPAL                             DIRECTOR
                OCCUPATION AND BUSINESS                   AGE     SINCE
                -----------------------                   ---   ---------
                    CLASS I -- TERM TO EXPIRE IN 2005
A. Leo Howell                                             82      1977
  Vice President, Commercial Metals Company; President,
  Howell Metal Company
Dorothy G. Owen                                           68      1995
  Retired - Former Chairman of the Board, Owen Steel
  Company, Inc.; Management of Investments
Robert R. Womack                                          66      1999
  Retired - Former Chairman and Chief Executive Officer,
  Zurn Industries, Inc.; and Chief Executive Officer of
  U.S. Industries Bath and Plumbing Products Group

                   CLASS II -- TERM TO EXPIRE IN 2006
Anthony A. Massaro                                        59      1999
  Chairman, President and Chief Executive Officer,
  Lincoln Electric Holdings, Inc.
Robert D. Neary                                           70      2001
  Retired - Former Co-Chairman of Ernst & Young
Clyde P. Selig                                            71      2002
  Vice President, Commercial Metals Company; President
  and Chief Executive Officer, CMC Steel Group

     Clyde P. Selig is the uncle of Jeffrey H. Selig, an executive officer. There are no other family relationships among the directors, nominees and executive officers.

     Mr. Adams is a director of Legg Mason, Inc. and Lincoln Electric Holdings, Inc. Mr. Massaro is a director of Lincoln Electric Holdings, Inc., Thomas Industries, Inc. and PNC Financial Services Group, Inc. Mr. Neary is a director of Strategic Distribution, Inc. and is Chairman of the Board of Trustees of Armada Funds. Mr. Smith is a director of Euramax International, Inc. Mr. Womack is a director of Covanta Energy, Inc., and Jacuzzi Brands, Inc.

            ADDITIONAL INFORMATION RELATING TO CORPORATE GOVERNANCE
                           AND THE BOARD OF DIRECTORS

     Corporate Governance. Our board of directors has determined, after considering all the relevant facts and circumstances, that Messrs. Loewenberg, Feldman, Neary, Massaro and Womack and nominee Mr. Smith and nominee Mr. Adams and Ms. Owen are independent, as "independence" is defined by the recently approved revised listing standards of the New York Stock Exchange, because they have no direct or indirect material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company).

     We have three standing board committees, audit, compensation and nominating and corporate governance. Membership of each of these committees is comprised entirely of independent directors. The board of directors has adopted charters for each of these committees describing the authority and responsibilities delegated to each committee by the board. Our board of directors has also adopted corporate governance guidelines. In addition to the charter of the audit committee, as recently amended and attached to this proxy statement, all committee charters, corporate governance guidelines, financial code of ethics and other information is available at our website, www.commercialmetals.com. The board recognizes that there is an ongoing and energetic debate about corporate governance and it will review these charters, guidelines and other aspects of governance as deemed necessary.

     Non-management directors regularly schedule executive sessions in which non-management directors meet without the presence of management. The presiding director of such executive sessions rotates among the Chairs of the audit committee, compensation committee and the nominating and corporate governance committee. Interested parties may communicate with the non-management directors by submitting a letter addressed to Non-management Directors c/o General Counsel at P.O. Box 1046, Dallas, Texas 75221.

     Meetings of the Board of Directors. During the fiscal year ended August 31, 2003, the entire board of directors met ten times, of which seven were regularly scheduled meetings and three were special meetings. All directors attended at least seventy-five percent or more of the meetings of the board and of the committees on which they served.


     Audit Committee. The board of directors has a standing audit committee which performs the activities more fully described in the Audit Committee Report on page 17. The members of the audit committee during fiscal year 2003 were Messrs. Womack (Chairman), Feldman, and Neary and Ms. Owen. During the fiscal year ended August 31, 2003, the audit committee met nine times.


     Compensation Committee. The board of directors has a standing compensation committee that is responsible for the matters described in the committee's charter including annually reviewing and approving corporate goals and objectives relevant to the CEO's compensation, evaluating the CEO's performance in light of those goals and objectives and setting the CEO's compensation based on this evaluation as well as assisting the board in the discharge of its responsibilities relating to the establishment, administration and monitoring of fair and competitive compensation and benefits programs for the company's executive officers and other executives. During 2003, the compensation committee consisted of Messrs. Loewenberg (Chairman), Feldman, Neary and Massaro. The compensation committee met three times during the fiscal year ended August 31, 2003, to establish the CEO's salary and bonus, make recommendations to the board of directors as to salary and bonus compensation for other executive officers, to review compensation policies, approve the issuance of stock options and consider the committee's charter.

     Nominating and Corporate Governance Committee. The board of directors has a standing nominating and corporate governance committee that is responsible for the matters described in the committee's charter including efforts to identify and make recommendations as to individuals qualified to be nominated for election to the board of directors, reviewing management succession planning, and corporate governance matters. During 2003, the nominating and corporate governance committee consisted of Messrs. Massaro (Chairman), Feldman, Loewenberg, Neary and Womack and Ms. Owen. The nominating and corporate governance committee met four times during the fiscal year ended August 31, 2003, to consider board structure, corporate governance matters including governance guidelines and committee charters, candidates for directors and executive officer succession. The committee will consider persons recommended by stockholders for inclusion as nominees for election to our board of directors if the names, biographical data and qualifications of such persons are submitted in writing in a timely manner addressed to the attention of the committee and delivered to the Secretary of Commercial Metals Company at P.O. Box 1046, Dallas, Texas 75221.

     Compensation of Non-employee Directors. None of our employees receive additional compensation for serving as a director. Messrs. Feldman, Loewenberg, Massaro, Neary and Womack and Ms. Owen were paid an annual retainer fee of $27,000 and $1,200 for each board meeting or $600 for each committee meeting they attended prior to April 1, 2003. Effective April 1, 2003, the annual retainer fee was increased to $34,000 and board and committee meeting attendance fees were increased to $1,500. Chairmen of the audit, compensation and nominating and corporate governance committees receive an additional payment, which was $1,500 per year prior to April 1, 2003 and was increased to $5,000 per year effective April 1, 2003. We also reimburse the directors for expenses in connection with their attendance at board and committee meetings.

     The Non-Employee Director Stock Option Plan approved at the 2000 annual meeting of stockholders provides that each non-employee director receive on the date of each annual meeting of stockholders an option to acquire, as adjusted for our June, 2002, two-for-one stock dividend, 3,000 shares. Directors elected to fill vacancies between annual meetings receive a grant for a pro rata amount based on their period of service before the next annual meeting. Each non-employee director received on January 23, 2003, an option to acquire 3,000 shares of common stock at an exercise price of $15.10 per share. In addition, each non-employee director may make an irrevocable election prior to January 1 of each year to accept an additional option grant in lieu of all or part of the annual cash retainer to be paid for that year. The number of shares subject to option as a result of this election is determined by dividing the amount of the annual retainer by the Black-Scholes value for one share as of the grant date. The grant date is the date of the annual meeting of stockholders following the calendar year covered by the election. Messrs. Loewenberg, Massaro and Ms. Owen each received an option to acquire 6,560 shares of common stock at an exercise price of $15.10 per share on January 23, 2003, in lieu of receipt of the annual cash retainer for calendar year 2002. Messrs. Loewenberg and Massaro and Ms. Owen have also elected to accept an option for a number of shares to be determined and granted January 22, 2004, in lieu of their retainer fee for the calendar year 2003.

     The exercise price for all options granted non-employee directors shall be the fair market value on the day of grant. One-half of the number of the shares covered by each 3,000 share option vests on the first anniversary of the date of grant with the remaining one-half vesting on the second anniversary or immediately upon a change in control. All options received as a result of a non-employee director's election to receive an option in lieu of the cash retainer are fully vested on the date of grant. All non-employee director options terminate on the earliest of (i) the seventh anniversary of the date of grant; (ii) one year after termination of service by reason of death or disability; (iii) two years after termination of service by reason of retirement after age sixty-two; or (iv) thirty days following termination of service for any other reason. These options are "non-qualified" options under Section 422A of the Internal Revenue Code.

              SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, executive officers and beneficial owners of more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and any of our other equity securities. Based solely upon our review of the copies of such forms received by us or written representations that no Form 5's were required from reporting persons, we believe that all such reports were submitted on a timely basis during the fiscal year ended August 31, 2003, except as follows:

     Hugh M. Ghormley, a former executive officer, inadvertently failed to timely report two transactions, a purchase of 573 shares that occurred in April, 2002 and a gift of 400 shares in July, 2002. The transactions were reported on two Form 4s filed on April 4, 2003 with the Securities and Exchange Commission.


     Robert R. Womack, a non-employee director, inadvertently failed to timely report 18 separate small acquisitions for an aggregate of 670.86 shares that occurred one per quarter during each quarter from the fourth quarter of fiscal 1999 through the first quarter of fiscal 2004 pursuant to a broker-administered automatic dividend reinvestment program. The transactions were reported on a Form 4 filed on November 12, 2003 with the Securities and Exchange Commission.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation paid during each of the last three fiscal years to the Chief Executive Officer and the named executive officers.

                           SUMMARY COMPENSATION TABLE


                                                                         LONG-TERM
                                                ANNUAL COMPENSATION    COMPENSATION
                                                -------------------   ---------------
                                       FISCAL    SALARY     BONUS     AWARDS OF STOCK       ALL OTHER
     NAME AND PRINCIPAL POSITION        YEAR      ($)        ($)       OPTION(#)(1)     COMPENSATION($)(2)
-------------------------------------  ------   --------   --------   ---------------   ------------------
Stanley A. Rabin.....................   2003    525,000    240,000        41,800              35,072
  Chairman, President and               2002    475,000    350,000        38,000              87,941
  Chief Executive Officer               2001    475,000    295,000        38,000              39,087
A. Leo Howell........................   2003    350,000    120,000             0              21,508
  Vice President; President -           2002    340,000    240,000             0              63,236
  Howell Metal Company                  2001    340,000    350,000             0              39,659
Clyde P. Selig.......................   2003    350,000    134,500             0              22,670
  Vice President; CMC Steel Group -     2002    320,000    235,000             0              69,335
  President and Chief Operating
  Officer                               2001    320,000    241,000             0              28,929
Murray R. McClean....................   2003    320,000    380,000        12,800              27,353
  Vice President; Marketing and         2002    310,000    295,000        13,720              45,622
  Distribution Segment - President      2001    310,000    110,000        14,880              24,560
Harry J. Heinkele....................   2003    280,000    350,000             0              28,944
  Vice President; President -           2002    270,000    145,000             0              47,407
  Secondary Metals Processing
  Division                              2001    270,000     20,000             0              15,019


---------------

(1) These awards were granted under our 1996 Long-Term Incentive Plan. The exercise price is the fair market value of such share on the date granted. Although our 1996 Long-Term Incentive Plan provides for the granting of stock appreciation rights, performance awards, restricted stock and incentive stock options qualified under Section 422A of the Internal Revenue Code, none have been made and each of the awards shown represent stock options which do not qualify under Section 422A. The options are exercisable one half at one year from grant date and the second half two years from grant date and expire seven years from grant date. All options may vest earlier upon a change in control as defined in the plan.

(2) The compensation reported represents contributions to and forfeitures allocated to the account of the recipient under the Commercial Metals Companies Profit Sharing and 401(k) Plan or, in the case of Mr. Selig, the Structural Metals, Inc. Profit Sharing and 401(k) Plan and contributions to the account of the recipient pursuant to the Benefit Restoration Plan, a non-qualified plan for certain executives. All of the amounts reported are fully vested in the recipient. The compensation for the named executive officers for fiscal year 2003 include a credit to the account of each under the Benefit Restoration Plan in the following amounts: Mr. Rabin - $25,871; Mr. Howell - $12,307; Mr. Selig - $13,489; Mr. McClean - $18,152; and Mr.
    Heinkele - $19,743.

     The following table provides information on options granted to Messrs. Rabin and McClean and to all of our current executive officers as a group in fiscal year 2003. There were no option grants to the other executive officers included in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                        POTENTIAL REALIZABLE
                                                                                              VALUE AT
                                                                                        ASSUMED ANNUAL RATES
                                NUMBER OF      % OF TOTAL                                  OF STOCK PRICE
                               SECURITIES       OPTIONS                                   APPRECIATION FOR
                               UNDERLYING      GRANTED TO    EXERCISE OR                  OPTION TERM($)(3)
                                 OPTIONS      EMPLOYEES IN   BASE PRICE    EXPIRATION   ---------------------
NAME                          GRANTED(#)(1)   FISCAL YEAR     ($/SH)(2)       DATE         5%         10%
----                          -------------   ------------   -----------   ----------   --------   ----------
Stanley A. Rabin............      41,800           5.2         $14.54       2/3/2010    $247,456   $  576,422
Murray R. McClean...........      12,800           1.6         $14.54       2/3/2010    $ 75,776   $  176,512
All executive officers as a
  group (12 persons)........     131,525          16.2         $14.54       2/3/2010    $778,628   $1,813,730

Potential Future Commercial Metals Company Stock Price...............................   $  20.46   $    28.33

---------------

(1) These options become exercisable in two equal installments, one-half February 4, 2004, and one-half February 4, 2005 or earlier upon a change of control as defined in our 1996 Long-Term Incentive Plan.

(2) The exercise price is the fair market value (mean of high and low sales price) on the date of grant.

(3) The dollar amounts in the last two columns are the result of calculations at the 5% or 10% compound annual rates set by the Securities and Exchange Commission and are not intended to forecast future appreciation of our stock.

     The following table provides information concerning the exercise of options during fiscal year 2003 and unexercised options held as of August 31, 2003, for the executive officers included in the Summary Compensation Table.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED             IN-THE-MONEY
                              SHARES                       OPTIONS AT FY-END(#)         OPTIONS AT FY-END($)(1)
                            ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                        EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        -----------   -----------   -----------   -------------   -----------   -------------
Stanley A. Rabin..........         0        $     0       283,400        60,800       $1,614,014      $253,821
A. Leo Howell.............         0        $     0        30,600             0       $  132,609      $      0
Clyde P. Selig............         0        $     0       111,042             0       $  617,040      $      0
Murray R. McClean.........    14,880        $84,704        23,860        19,660       $   89,634      $ 80,194
Harry J. Heinkele.........         0        $     0             0             0       $        0      $      0

---------------

(1) The amounts shown represent the difference between the market value of our common stock on August 31, 2003, of $19.535 and the exercise price of such options.

        EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

     We entered into an employment agreement with Murray R. McClean on September 1, 1999. Mr. McClean is employed as a Vice President of Commercial Metals Company and as President of the Marketing and Distribution segment. The initial term of the employment agreement expired August 31, 2002, but the agreement automatically extends for three consecutive one-year terms, beginning September 1, 2002, unless either party terminates the agreement. Mr. McClean's minimum base salary is $300,000 per year. He is also eligible to earn a discretionary annual bonus. Mr. McClean is eligible to participate in or receive benefits under any plan or arrangement made generally available to our employees. If we terminate Mr. McClean's employment for cause, or for nonperformance due to disability, or if Mr. McClean terminates his own employment, then we have no further payment obligations. If we terminate Mr. McClean's employment without cause, then we must pay his base salary for a period of 12 months. Mr. McClean has agreed that during the term of his employment and for two years after his termination, he will not participate in any business that is competitive with our business.

                              RETIREMENT BENEFITS

     Substantially all of our employees and employees of our domestic subsidiaries participate in one of three profit sharing and 401(k) plans, all defined contribution plans. We have no defined benefit pension plan.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the compensation committee of our board of directors are Messrs. Loewenberg, Feldman, Massaro and Neary. None of the members of the compensation committee was at any time during fiscal year 2003, or at any other time, an officer or employee of Commercial Metals Company. No member of the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This report is submitted by the compensation committee concerning compensation policies applicable to our twelve executive officers and the basis for Mr. Rabin's compensation as Chief Executive Officer, for the fiscal year ended August 31, 2003. The compensation committee is comprised of non-employee directors, Messrs. Loewenberg (Chairman), Feldman, Massaro and Neary.

OBJECTIVES AND STRATEGY


     We have two cash incentive plans in existence, the Key Employee Annual Incentive Plan and the Key Employee Long-Term Performance Plan. During the fiscal year ten of our thirteen executive officers (one retired at year end) and certain other key employees participated in both plans. Two executive officers participate only in the Key Employee Long-Term Performance Plan although eligible for discretionary bonus payments which are also subject to review and approval by the committee. Only one of our executive officers has an employment contract (described at Certain Relationships and Related Transactions on page
14) although most have many years of service with the company.


     The objectives of our annual incentive plan include:

     - payment for short-term results which encourages longer term value creation by achieving annual business and financial performance targets;

     - directly linking compensation to consolidated financial results;

     - maintaining an entrepreneurial culture among management by linking compensation to results in defined areas of responsibility;

     - communicating expectations, results and incentive payouts;

     - paying competitive or above market total cash compensation for high performance; and

     - funding incentive payouts from financial results while maintaining acceptable stockholder returns.

This plan provides for target award opportunities expressed as a percentage of base salary with threshold and superior award levels. The plan establishes a maximum limitation as a percentage of operating profit on all annual bonuses. The plan's primary performance measure is operating profit defined as FIFO operating profit before certain items, including taxes, but after interest expense. The plan provides for the participant's award opportunity to be determined based on corporate, business unit and individual performance. For instance, the chief executive officer's annual award is based entirely on our consolidated performance, and the annual award of each president of our segments is a pro rata performance award based on that segment's performance and our consolidated performance.

     The objectives of our long-term performance plan include:

     - linking compensation to factors that create long-term financial success;

     - providing greater long-term orientation and competitiveness in total compensation by establishing a performance based component in addition to our existing stock option incentives;

     - providing a balance to short-term incentives in the decision making process;

     - encouraging management to promote our overall interest by linking performance to company-wide financial results;

     - remaining competitive with respect to compensation in attracting and retaining superior talent; and

     - funding cash payments through improved business results.

This plan provides cash payments contingent on the attainment of multi-year performance goals. At the beginning of the performance period, the committee establishes goals and measures results over a three-year period. The committee establishes target award opportunities as a percentage of base salary for each participant. The awards may be paid if we achieve the targeted performance at the end of the performance period. Threshold and maximum award levels are also established. The plan's primary performance measure is growth in earnings before interest, taxes, depreciation and amortization, which we call EBITDA. The committee establishes achievement levels at the beginning of each performance period using our historical EBITDA as a base line. We measure growth in EBITDA against our highest EBITDA amount prior to the commencement of the three-year measurement period. Participants earn awards only if we exceed the previous record EBITDA. Since the plan uses overall corporate financial performance to determine award levels, we do not consider individual segment results.

     The committee believes these plans support our long-standing practice of basing a significant portion of total compensation for key executives as risk contingent upon financial results. This strategy continues our philosophy of having competitive base salaries, and providing an opportunity for above-average annual cash bonuses with attainable long-term equity incentive expectations. In addition, the committee has continued to award stock option grants to executive officers in lower amounts and subject to shorter exercise time periods than levels and terms at comparable companies. The committee believes this strategy is consistent with the highly cyclical nature of our business which is characterized by wide periodic swings in steel and metal prices.

     In evaluating compensation matters, the committee reviews information prepared or compiled by our employees, confers with independent executive compensation consultants as appropriate and makes decisions based on the business experience of each committee member.

CASH COMPENSATION

     Base Salary. Fiscal year 2003 base salaries for all executive officers increased in the aggregate approximately 6.6%. Two factors considered by the committee resulted in approval of this larger than customary aggregate increase. Eight of the executive officers' salaries had not increased since 2001 and four received above normal increases (comprising approximately 48% of the aggregate group increase) as a result of their assumption of additional responsibilities following the retirement of a senior executive officer the prior year. Fiscal year 2004 base salaries for the twelve continuing executive officers have been approved by the committee at levels which result in an aggregate increase of approximately 1.5%. Seven of the twelve executive officers received no base salary increase from 2003. The committee believes the base salary of each executive officer reflects his or her individual contribution, is within the salary range for similar positions in companies of comparable size and complexity, and is aligned with our total compensation strategy.

     Annual Incentive Bonus. The committee approved cash bonus payments for each executive officer in 2003 based upon the committee's evaluation of individual contribution, the respective segment performance and our overall consolidated financial results for 2003. Net earnings decreased 53% over the prior year. Consolidated fiscal year 2003 results were significantly below expectations although results varied dramatically between segments with the Recycling segment and the Marketing and Distribution segment exceeding expectations. Consistent with the objectives of the annual incentive plan, those two executive officers with direct responsibilities for the two of our three segments with excellent financial results received bonus awards which increased in aggregate 66% over the prior year and were heavily influenced by those segments' results. All other executive officers, with annual incentives more aligned with consolidated results or our weaker performing segment, received aggregate bonus payments which declined 26% from 2002. The aggregate amount of bonuses paid all executive officers for their 2003 performance decreased $316,500 or approximately 16% compared to 2002. The committee believes these bonus payments are consistent with the evaluation of our overall financial results and the intent of our annual incentive plan, taking into consideration the unusually mixed segment financial results.

LONG-TERM COMPENSATION

     Equity-Based. We issued stock option grants to nine of the twelve executive officers during fiscal year 2003 and to 230 other employees. The number of shares subject to grants awarded to executive officers during the fiscal year 2003 was 131,525, approximately 16% of the shares awarded to all employees for option grants during the fiscal year 2003. We made these periodic grants based on an evaluation of each executive's responsibilities and ability to influence long-term growth and profitability. The committee believes equity based incentives align stockholder interest with compensation levels. The committee intends to continue issuing equity incentives, when and in the form it considers appropriate, subject to stockholder approval of any increase to the number of shares available for issuance beyond that previously authorized by stockholders.

     Long-Term Incentive Plan. No awards were earned during fiscal year 2003 or in 2002 under the long-term incentive plan because performance measures established under the plan were not met. The committee will continue to review the appropriateness of the performance measures adopted under the plan. The committee considers high, yet attainable, results over a three-year period to be a significant factor in executive officer compensation strategy.

     Retirement Benefits. We have no defined benefit pension plans. The only long-term compensation retirement plans we have for our employees in the United States are the defined contribution profit sharing and 401(k) plans. As a result of limitations mandated by federal tax law and regulations that limit defined contribution plan retirement benefits of more highly compensated employees, including executive officers, our board of directors in 1996 approved the Benefit Restoration Plan. The Benefit Restoration Plan is a non-qualified plan for certain executives subject to reduced benefits. Following each year-end we contribute to a trust created under the Benefit Restoration Plan an amount equal to the additional contribution which the participant would have received under the profit sharing and 401(k) plan had the executive's benefit not been reduced. The payments we make to the Benefit Restoration Plan for the benefit of participants, including executive officers, vest under the same terms and conditions as the relevant profit sharing and 401(k) plan. The committee believes these payments are an important element in our long-term compensation program because they restore a reasonable level of retirement benefits for executive officers and other key employees.

CEO COMPENSATION

     The committee annually sets Mr. Rabin's salary based on similar positions in comparable companies. Mr. Rabin's annual bonus is based on the same factors considered for other members of the executive officer group as described under the annual incentive plan and is tied to our overall performance with no weighting for individual segment performance. Mr. Rabin's salary for fiscal year 2003 was $525,000, an increase of $50,000 over the prior year. Mr. Rabin's cash bonus for fiscal year 2003 was set at $240,000, a decrease of $110,000, or

31% below the prior year cash bonus amount. As a result, his overall compensation decreased 7.3%. The decreased annual incentive cash bonus paid to Mr. Rabin reflected the committee's determination that as Chief Executive Officer with responsibility for consolidated financial performance his earnings should decline notwithstanding the committee's evaluation of his performance as continuing to be superior. In particular the committee is cognizant of the prolonged difficult industry-wide market conditions faced by our Manufacturing segment during the past year and the ameliorating impact of strategic objectives implemented under his guidance. The committee believes Mr. Rabin's bonus is consistent with the intent of our annual incentive plan. The committee determined that Mr. Rabin's salary for fiscal year 2004 should be increased to $550,000. Mr. Rabin received a stock option grant for 41,800 shares during fiscal year 2003, a 10% increase from his last option grant in 2002.

CONCLUSION


     The committee believes that current total compensation arrangements are reasonable, competitive, and consistent with the compensation philosophy and plans described above and reflect our financial results. The committee will continue to monitor the federal tax treatment to us and to our executive officers of various payments and benefits and in particular the limitations on deductibility of compensation payments to certain officers under Section 162(m) of the Internal Revenue Code. To date, this limitation has not had a significant impact on the deductibility of compensation we have paid. The committee has not recommended that the annual incentive plan or long-term incentive plan be submitted to stockholders for approval due, in part, to the fact that we have incurred no significant loss of tax deductions for compensation to our executive officers. The committee will continue to monitor the impact of this restriction and may in certain circumstances limit executive compensation to that which is deductible under Section 162(m) of the Internal Revenue Code. The committee shall continue to evaluate and set the CEO's compensation, administer compensation programs for executive officers, evaluate recommendations for establishment of performance measures under existing plans, consider new compensation policies when appropriate and perform the responsibilities delegated to the committee in its charter.


                                          COMPENSATION COMMITTEE
                                            Ralph E. Loewenberg (Chairman)
                                            Moses Feldman
                                            Anthony A. Massaro
                                            Robert D. Neary

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Commencing in July, 2000, pursuant to the terms of Murray R. McClean's employment agreement, we made three loans evidenced by three notes to Mr. McClean. The purpose of the loans was to assist with Mr. McClean's expenses, including the purchase of a home, in connection with his relocation from Australia to our headquarters in Dallas. The largest aggregate amount of Mr. McClean's indebtedness during fiscal year 2003 was $628,110. Two unsecured notes in the original aggregate principal amount of $330,000 bear interest at a variable rate fixed annually each September 1 equal to U.S. Treasury Securities adjusted to a constant maturity of one year for the preceding month of July plus one percent. As of September 1, 2002, the applicable rate on the unpaid balance of $330,000 on these two notes was 2.96%. As of September 1, 2003, the interest rate was 2.12%. A third note in the original principal amount of $385,000 was secured by a second lien on a residence purchased by Mr. McClean and did not bear interest.

     During fiscal year 2003, Mr. McClean made early prepayments and mandatory principal payments totaling $364,110 and interest payments of $14,606 on the three notes. The note secured by the second lien on the residence was paid in full in November, 2002. The unpaid principal balance at August 31, 2003, on the remaining two unsecured notes was $264,000. In October, 2003, Mr. McClean made additional payments of principal totaling $66,000 thereby reducing the aggregate principal outstanding under the remaining two unsecured notes to $198,000.

     Pursuant to the Sarbanes-Oxley Act of 2002, new loans to executive officers and directors are prohibited, and existing loans may not be amended or extended. As a result, we will not grant any new loans or extend or amend any existing loans to our executive officers or directors. The loans to Mr. McClean were made prior to the effective date of the Sarbanes-Oxley Act of 2002, there have been no extensions or amendments of these loans after such date and all required payments of principal and interest have been made on or before the due dates.

                            STOCK PERFORMANCE GRAPH
     The following graph compares the cumulative total return of our common stock during the five year period beginning August 31, 1998, and ending August 31, 2003, with the Standard & Poor's 500 Composite Stock Price Index also known as the "S&P 500" and the Standard & Poor's Steel Industry Group Index also known as the "S&P Steel Group." Each index assumes $100 invested at the close of trading August 31, 1998, and reinvestment of dividends.

                              (PERFORMANCE GRAPH)


                                                   Cumulative Total Return
-------------------------------------------------------------------------------------------------
                               1998        1999        2000        2001        2002        2003
-------------------------------------------------------------------------------------------------
 Commercial Metals
  Company                    $100.00     $128.35     $119.15     $136.68     $167.19     $ 178.20
 S&P 500                     $100.00     $139.83     $162.64     $122.98     $100.85     $ 113.02
 S&P Steel Group             $100.00     $125.92     $ 88.27     $104.17     $ 94.74     $ 100.36

                                  PROPOSAL II

        PROPOSED AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.
     On November 17, 2003, the board of directors adopted a resolution to amend our restated certificate of incorporation to increase the number of authorized shares of common stock, par value $5.00 per share, from 40,000,000 to 100,000,000 shares and to propose such an amendment to be voted on by the stockholders at this annual meeting. The board of directors strongly recommends the adoption by the stockholders of such an amendment.
     On November 24, 2003, there were 28,320,895 shares of common stock issued and outstanding not including 3,944,271 treasury shares. In addition, as of such date, 3,753,689 shares of common stock were reserved for issuance upon exercise of outstanding stock options and subscriptions under our employee stock purchase plan. A total of 2,342,930 shares of common stock were reserved for future issuance under our equity compensation plans. Accordingly, as of November 24, 2003, 5,582,486 shares were otherwise available for future issuance. If this proposal is approved and effected, we will have available 65,582,486 authorized but unissued and unreserved shares of common stock.
     The board of directors believes that it is in the best interests of our company and its stockholders to increase the number of authorized but unissued shares of common stock in order to have additional shares available to meet future business needs as they arise. The board of directors believes the availability of these additional shares will provide our company with the flexibility to issue common stock for a variety of purposes including, among others, the declaration of stock splits or distributions, the sale of common stock or securities that may convert into common stock to obtain additional funding, the purchase of property, the acquisition of other companies, the use (subject to stockholder approval as required) of additional shares for various equity compensation and other employee benefit plans, and other bona fide corporate purposes. Historically the board of directors has declared stock dividends when, in the discretion of the board of directors, the earnings, business prospects, share price and cash requirements of the company permitted. Since 1966 we have declared and paid 15 stock dividends ranging from 5% to 100%. For example, in June, 2002, a two-for-one stock split in the form of a stock dividend was declared and paid to stockholders.

     While no stock dividend, acquisition for stock or use of stock for additional financing is presently proposed or contemplated and we have no immediate plans, understandings, agreements or commitments to issue any portion of the additional authorized shares that would result from the proposed amendment, the board of directors believes that the proposed increase will provide desired flexibility should a need arise.

     Although not designed or intended for such purposes, the effect of the proposed increase in the authorized number of common stock might render more difficult or discourage a merger, tender offer, proxy contest or change in control and the removal of management, which stockholders might otherwise deem favorable. The authority of the board of directors to issue common stock might be used to create voting impediments or to frustrate an attempt by another person or entity to effect a takeover or otherwise gain control of our company because the issuance of additional common stock would dilute the voting power of the common stock and preferred stock then outstanding. The additional shares of common stock could also be issued to purchasers who would support the board of directors in opposing a takeover bid which the board of directors determines not to be in the best interests of our company and the interest of its stockholders. We are not currently aware of any pending or proposed transaction involving a change in control. While authorization of additional shares may be deemed to have potential anti-takeover effects, this proposal is not prompted by any specific effort or perceived threat of takeover.

     The proposed amendment would not alter any of the rights incident to the ownership of shares of common stock or affect the terms and conditions upon which shares of common stock currently may be issued. Holders of shares of common stock currently have no preemptive rights to acquire any additional securities including any shares of common stock, and this will continue to be the case if the proposed amendment is approved and adopted.

     The proposed amendment authorizing the increase in the authorized shares of the common stock will amend the Article Fourth of our restated certificate of incorporation. If the amendment is approved, the text of the Article Fourth will read in its entirety as set forth below:

          FOURTH: The aggregate number of shares of capital stock which the corporation shall have authority to issue is One Hundred Two Million (102,000,000) of which One Hundred Million (100,000,000) shares shall be Common Stock at the Par Value of Five Dollars ($5.00) per share and Two Million (2,000,000) shares shall be Preferred Stock of the Par Value of One Dollar ($1.00).

     If this proposal is approved, we plan to file a certificate of amendment to the restated certificate of incorporation with the Secretary of State of Delaware as soon as possible after the annual meeting.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of our common stock issued and outstanding is required to adopt the amendment to the restated certificate of incorporation.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION.

                             AUDIT COMMITTEE REPORT

     For many years we have had a standing audit committee of our board of directors. Our board of directors annually selects the members of the committee. Four non-employee directors, Messrs. Womack (Chairman), Feldman and Neary and Ms. Owen are presently members of the committee. Our board of directors has determined that each member of the committee is qualified to serve. The committee satisfies all applicable financial literacy requirements and each member is independent as required by the Sarbanes-Oxley Act and as "independence" is defined by the recently revised listing standards of the New York Stock Exchange. Our board of directors has determined that Messrs. Womack and Neary meet the definition of "audit committee financial expert" as defined by the Securities and Exchange Commission.

     The Audit Committee Charter sets forth the duties and responsibilities of the committee. The Audit Committee Charter was initially adopted on March 17, 2000. As part of the review of all corporate governance matters by our board of directors, during the past fiscal year the committee and our board of directors evaluated the provisions of that initial charter in light of new laws and regulations and proposed and recently adopted revisions to New York Stock Exchange listing requirements. On September 22, 2003, our board of directors adopted the Audit Committee Charter attached to this proxy statement as Appendix "A" to replace the initial charter. During the fiscal year ended August 31, 2003, the committee met nine times. The committee, among the other activities described in its charter, has sole authority for the appointment (subject to stockholder ratification), retention, oversight, termination and replacement of the independent auditor, recommends to our board of directors whether the audited financial statements should be included in our Annual Report on Form 10-K, reviews quarterly financial statements with management and the independent auditor, reviews with our internal audit staff and independent auditor our controls and procedures and approves, prior to rendition of services, all audit and engagement fees of the independent auditor.


     The committee has reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2003, with management and with the independent auditors. Those discussions included the matters required to be disclosed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The committee has received the written disclosures and letter from the independent auditors as required by Independence Standards Board Standard No. 1 concerning independence discussions with audit committees. The committee has discussed with the independent auditors their independence under such standards and has determined that the services provided by Deloitte & Touche LLP are compatible with maintaining their independence. Based on the committee's discussion and review with management and the independent auditors, the committee recommended to our board of directors that the audited financial statements for the fiscal year ended August 31, 2003, be included in our Annual Report on Form 10-K as filed November 24, 2003 with the Securities and Exchange Commission.

                                          AUDIT COMMITTEE
                                            Robert R. Womack, Chairman
                                            Moses Feldman
                                            Robert D. Neary
                                            Dorothy G. Owen

                                  PROPOSAL III

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS


           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.


     The audit committee of our board of directors has appointed Deloitte & Touche LLP as the independent auditors for the fiscal year ending August 31, 2004, subject to stockholder ratification. Deloitte & Touche LLP or its predecessors have conducted the audits of our financial statements for many years. Fees billed by Deloitte & Touche LLP to us for services during the fiscal years ended August 31, 2002 and August 31, 2003 were:


                                                              FISCAL YEAR   FISCAL YEAR
TYPE OF FEES                                                     2002          2003
------------                                                  -----------   -----------
  Audit Fees................................................   $768,075     $  954,470
  Audit-Related Fees........................................   $  8,920     $   28,602
  Tax Fees..................................................   $ 57,866     $   95,910
  All Other Fees............................................   $ 55,033     $  229,950
Deloitte & Touche LLP Total Fees............................   $889,894     $1,308,932


     In accordance with new SEC definitions and rules which we elected to adopt for this year's proxy statement, the above table discloses all fees we have paid Deloitte & Touche LLP for services during our fiscal years ended August 31, 2003 and 2002. The caption "audit fees" are fees we paid Deloitte & Touche LLP for professional services for the audit of our consolidated financial statements included in Form 10-K and review of financial statements included in Form 10-Qs, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. "Audit-related fees" are fees billed by Deloitte & Touche LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, "tax fees" are fees for tax compliance, tax advice, and tax planning, and "all other fees" are fees billed by Deloitte & Touche LLP for any services not included in the first three categories.

     Representatives of Deloitte & Touche LLP will be present at the meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions. The board of directors requests that stockholders ratify the appointment by the audit committee of Deloitte & Touche LLP as independent auditors to conduct the 2004 audit of our financial statements.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of shares present or represented at the meeting and entitled to vote is required to adopt the proposal to ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending August 31, 2004.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

                                    GENERAL

     The annual report to stockholders covering fiscal year 2003 has been mailed to stockholders with this mailing or previously. The annual report does not form any part of the material for the solicitation of proxies.


     Pursuant to the rules of the Securities and Exchange Commission, a proposal to be presented by a stockholder at the 2005 annual meeting must be received by us at our principal executive offices no later than August 13, 2004.


     We will bear the expense of solicitation of proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally or by telephone or facsimile. We will request brokers, dealers or other nominees to send proxy material to and obtain proxies from their principals and will, upon request, reimburse such persons for their reasonable expenses.

                                 OTHER BUSINESS

     Management knows of no other matter that will come before the meeting. However, if other matters do come before the meeting, the proxy holders will vote in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                                   /s/ DAVID M. SUDBURY
                                                     DAVID M. SUDBURY
                                                Vice President, Secretary
                                                   and General Counsel


December 8, 2003

                                                                      APPENDIX A

                           COMMERCIAL METALS COMPANY

                            AUDIT COMMITTEE CHARTER

     This Audit Committee Charter (Charter) sets forth the purpose and membership requirements of the Audit Committee (the Committee) of the Board of Directors (the Board) of Commercial Metals Company (CMC or Company) and establishes the authority and responsibilities delegated to it by the Board.

1.  Purpose.

     The purpose of the Committee is to oversee:

     - The integrity of the Company's financial statements and disclosures,

     - The Company's compliance with legal and regulatory requirements,

     - The qualifications, independence and performance of the Company's independent auditing firm (the Independent Auditor),

     - The performance of the Company's internal audit function,

     - The Company's internal control systems, and

     - The Company's procedures for monitoring compliance with its Code of Business Conduct (Code of Conduct).

2.  Committee Members.

     2.1.  Composition and Appointment.

     The Committee shall consist of three (3) or more members of the Board. The members and Chairman of the Committee shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee (Governance Committee). The Board shall fill vacancies on the Committee and may remove a Committee member from the membership of the Committee at any time without cause. Members shall serve until their successors are appointed by the Board.

     2.2.  Qualifications.

     Each member of the Committee shall be independent. To be "independent," a director may not have a relationship with the Company or its management or a private interest in the Company that in any way may interfere with the exercise of such Director's independence from the Company and its management. In addition, each member of the Committee must meet the independence requirements of applicable federal laws, including the Sarbanes-Oxley Act of 2002, (the Act), securities laws, including the rules and regulations of the SEC and of the NYSE as such requirements are interpreted by the Board in its business judgment.

     2.3.  Financial Literacy and Expertise.

     Each member of the Committee shall, in the Board's judgment, be financially literate or must become financially literate within a reasonable period of time after such member's appointment to the Committee. At least one member of the Committee shall, in the Board's judgment, have accounting or related financial management expertise. In addition, in connection with the preparation of any reports regarding the financial experience of the members of the Committee to be included in the Company's periodic public reports, the Board shall determine with respect to each member of the Committee whether or not, in the Board's judgment, such member is an "audit committee financial expert," as such term is defined by the SEC. As expressly provided by SEC rules, the Board's designation of an "audit committee financial expert" will not be deemed an expert for any other purpose including Section 11 of the Securities and Exchange Act of 1933 and that designation shall not impose any additional duties, obligations or liability on such designee nor affect the duties, obligations of liability of any other member of the Committee.

     2.4.  Simultaneous Service on Other Audit Committees.

     If a member of the Committee serves on the audit committee (or, in the absence of an audit committee, the board committee performing equivalent functions, or, in the absence of such committee, the board of directors) of more than four (4) public companies in addition to the Company, the Board must affirmatively determine that such simultaneous service on multiple audit committees will not impair the ability of such member to serve on the Committee. The basis for the Board's determination shall be disclosed in the Company's proxy statement prepared in connection with its annual meeting of stockholders.

     2.5.  Compensation.

     The members of the Committee shall not receive any direct or indirect compensation from the Company, other than director's fees. Members of the Committee shall, at the discretion of the Board, be entitled to receive fees for service on the Committee or for service as Chairman of the Committee in addition to the normal fees paid to all directors.

3.  Authority.

     3.1.  Continuing Education.

     To help ensure that the members of the Committee have the proper knowledge to perform their responsibilities, Committee members shall have the authority, at the Company's expense, to attend outside educational programs, retain outside professionals to conduct educational programs and undertake other appropriate steps to keep current with developments in accounting, disclosure, risk management, internal controls, auditing and other matters that are relevant to the carrying out of the Committee's responsibilities.

     3.2.  Advisors.

     The Committee shall have the authority (i) to retain, at the Company's expense, accounting, legal, financial and other advisors (Advisors) it deems necessary to fulfill its responsibilities, and (ii) determine the compensation of such Advisors.

     3.3.  Investigations.

     The Committee shall have the authority to conduct investigations that it deems necessary to fulfill its responsibilities.

     3.4.  Information.

     The Committee shall have the authority to require any officer, director or employee of the Company, the Company's outside legal counsel and the Independent Auditor to meet with the Committee and any of its advisors and to respond to their inquiries. The Committee shall have full access to the books, records and facilities of the Company in carrying out its responsibilities.

     3.5.  Funding.

     The Committee shall have the authority to determine, on behalf of the Company, the compensation of (i) the Independent Auditor for its services in rendering an audit report, and (ii) any Advisors employed by the Committee pursuant to Section 3.2.

     3.6.  Subcommittees.

     The Committee shall have the authority to delegate authority and responsibilities to subcommittees provided that no subcommittee shall consist of less than two members.

4.  Meetings.

     4.1.  Periodic Meetings.

     The Committee shall meet at least once each fiscal quarter of the Company in connection with (i) its review of the Company's earnings releases, financial statements and the disclosures that are to be included in its Form 10-Q and Form 10-K filings with the SEC, including the disclosures under "Management's

Discussion and Analysis of Financial Condition and Results of Operations," and
(ii) its preparation of the Committee's report to be included in the Company's proxy statement in connection with the Company's annual meeting of stockholders. The Chairman may call a special meeting at any time as he or she deems advisable.

     4.2.  Executive Sessions.

     The Committee shall maintain free and open communication with (i) the Company's chief executive officer (CEO), (ii) the Company's chief financial officer (CFO), (iii) the Company's director of internal audit (Internal Auditor), (iv) the Independent Auditor, and (v) the Company's general counsel (General Counsel) and shall periodically meet, in its sole discretion, in separate executive (private) sessions with each such person to discuss any matters that the Committee or any of them believes should be discussed privately with the Committee.

     4.3.  Minutes.

     Minutes of each meeting of the Committee shall be kept to document the discharge by the Committee of its responsibilities.

     4.4.  Quorum.

     A quorum shall consist of a majority of the Committee's members. The act of a majority of the Committee members present at a meeting at which a quorum is present shall be the act of the Committee.

     4.5.  Agenda.

     The Chairman of the Committee shall prepare an agenda for each meeting of the Committee in consultation with Committee members and any appropriate member of the Company's management or staff. Appropriate members of the Company management and staff shall assist the Chairman with the preparation of any background materials necessary for any Committee meeting. Any Committee member may request that an item be placed on an agenda or that additional pre-meeting material be furnished the Committee.

     4.6.  Presiding Officer.

     The Chairman of the Committee shall preside at all Committee meetings. If the Chairman is absent at a meeting, a majority of the Committee members present at a meeting shall appoint a different presiding officer for that meeting.

5.  General Oversight.

     The Committee's responsibilities shall include review of (i) major issues regarding accounting principles and financial statement presentation, including any significant changes in the Company's selection or application of accounting principles, and major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of material control deficiencies, (ii) any analyses prepared by management or the Independent Auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including any analyses of the effects of alternative generally accepted accounting principles (GAAP) methods on the presentation of the Company's financial statements, (iii) the effect of regulatory and accounting industry initiatives, as well as off-balance sheet structures, on the Company's financial statements, and (iv) press releases that contain information with respect to the historical or projected financial performance of the Company (with particular attention on the use of pro forma, or adjusted non-GAAP, information), as well as any other financial information provided to a financial analyst or a rating agency.

6.  Independent Auditor Oversight.

     6.1.  Selection and Evaluation.

     The Committee shall have the responsibility and sole authority for the appointment (subject to stockholder ratification), retention, oversight, termination and replacement of the Independent Auditor and for the approval of all audit and engagement fees. The Committee shall annually, following the completion of the audit reports and at such other times as it deems appropriate, evaluate the performance of the Independent Auditor, including a specific evaluation of the Independent Auditor's lead (or coordinating) and concurring audit partners having responsibility for the Company's audit.

     6.2.  Pre-Approval of Independent Auditor Services.

     6.2.1. Committee Pre-Approval. No audit services or non-audit services shall be performed by the Independent Auditor for the Company unless first pre-approved by the Committee and unless permitted by applicable federal securities laws and the rules and regulations of the SEC. If the Committee approves an audit service within the scope of the engagement of the Independent Auditor, such audit service shall be deemed to have been pre-approved for purposes of this Section.

     6.2.2. Delegation of Pre-Approval Authority. The Committee may delegate to one (1) or more members of the Committee the authority to grant pre-approval of non-audit services required by this Section. The decision of any member to whom such authority is delegated to pre-approve non-audit services shall be reported to the full Committee at its next scheduled meeting.

     6.3.  Independence.

     The Committee shall periodically meet with the Independent Auditor to assess and satisfy itself that the Independent Auditor is "independent" in accordance with the rules and regulations of the SEC. The Committee shall annually obtain from the Independent Auditor a written statement delineating (i) all relationships between the Independent Auditor and the Company that may impact the Independent Auditor's objectivity and independence, (ii) confirmation that the Company's CEO, CFO, controller, chief accounting officer, Internal Auditor, or any person serving in an equivalent position to any of the foregoing for the Company, was not employed by the Independent Auditor and participated in any capacity in the audit of the Company during the one (1) year period preceding the date of the initiation of the audit for which the Independent Auditor is engaged, and (iii) all the disclosures required by Independence Standards Board Standard No. 1 or any other applicable requirements including those of the PCAOB. The Committee shall establish a policy regarding the Company's hiring of any former employee of the Independent Auditor.

     6.4.  Quality Control.

     The Committee shall annually obtain from the Independent Auditor a written report describing (i) the Independent Auditor's internal quality-control procedures, and (ii) any material issues raised by (a) the Independent Auditor's most recent internal quality-control review, or peer review or (b) any inquiry or investigation by governmental or professional authorities, in each case, within the preceding five years, respecting one or more independent audits carried out by the Independent Auditor, and any steps taken to deal with any such issues.

     6.5.  Audit Partner Rotation.

     The Committee shall annually obtain from the Independent Auditor a written statement disclosing the names of all members of the audit engagement team constituting "audit partners," including those designated as the "lead" and "concurring" audit partners as such terms are defined by the rules and regulations of the SEC. The statement shall confirm that the "lead", "concurring" and each of the "audit partners" is eligible under all applicable partner rotation rules and regulations (including effective date and transition provisions) to provide audit services to the Company during the audit period. If the Independent Auditor relies on the effective date or transition provisions permitted under the rules and regulations of the SEC to permit a "lead" or "concurring" audit partner to perform audit services for more than five (5) consecutive years or to permit any "audit partner" to perform audit services for more than seven (7) consecutive years the statement shall describe the basis for such determination.

     6.6.  Review of Independent Auditor Reports.

     The Committee shall review with management, the Internal Auditor and the Independent Auditor all reports required to be made by the Independent Auditor under applicable federal securities laws and the rules and regulations of the SEC regarding (i) all critical accounting policies and practices used by the Company,

(ii) all alternative treatments of the Company's financial information within GAAP that have been discussed with management, the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the Independent Auditor, (iii) all other material written communications between the Independent Auditor and management, such as any management letter or schedule of unadjusted differences, and (iv) management's assessment of the Company's internal controls.

     6.7.  Internal Control Assessment.

     The Committee shall, effective with the fiscal year beginning September 1, 2003, annually obtain from the Independent Auditor a written report in which the Independent Auditor attests to and reports on the assessment of the Company's internal controls made by the Company's management.

     6.8.  Non-audit Services.

     The Committee shall review with management and decide whether to approve the retention of the Independent Auditor for any non-auditing services proposed to be rendered to the Company, including assessing their compatibility with maintaining the Independent Auditor's independence. No non-audit services may be provided to the Company by the Independent Auditor unless approved in advance by the Committee under Section 6.2 above. The Independent Auditor shall not provide to the Company, and the Committee shall not have the authority to approve the provision to the Company by the Independent Auditor of, those services described in Section 201 of the Act or any other service that the PCAOB established under the Act determines, by regulation may not be provided to the Company by the Independent Auditor.

     6.9.  Accountability.

     The Independent Auditor shall report directly to the Committee and shall be ultimately accountable to the Committee. The Committee shall obtain an annual written statement from the Independent Auditor confirming its direct accountability to the Committee.

     6.10.  Audit Assessment.

     The Committee shall review with management, the Internal Auditor and the Independent Auditor any problems or difficulties encountered in connection with the audit process, including any restrictions on the scope of the Independent Auditor's activities or on access to requested information, any accounting adjustments that were noted or proposed by the Independent Auditor but that were passed (as immaterial or otherwise), any communications between the Independent Auditor's team assigned to the Company's audit and the Independent Auditor's national office respecting auditing or accounting issues presented by the Company's audit, and any "management" or "internal control" letter issued, or proposed to be issued, by the Independent Auditor to the Company.

     6.11.  Required Communications.

     The Committee shall discuss with the Independent Auditor the matters required to be discussed under Statement on Auditing Standards No. 61 or any applicable requirements including those of the PCAOB.

     6.12.  Disagreements.

     The Committee shall periodically inquire of management and the Independent Auditor as to any disagreements that may have occurred between them relating to the Company's financial statements or disclosures. The Committee shall have sole responsibility for the resolution of any disagreements between management and the Independent Auditor regarding financial reporting.

7.  Internal Auditing Oversight.

     7.1.  Internal Auditing Staff.

     The Committee shall annually evaluate the performance of the internal auditing department with management and the Independent Auditor.

     7.2.  Internal Audit Process.

     The Committee shall meet periodically with the Internal Auditor, the Independent Auditor and management to review (i) plans for the internal audit program (including scope, responsibilities, budget and staffing) for the coming year, (ii) the coordination of such plans with the work of the Independent Auditor, and (iii) the progress and results of the internal auditing process.

     7.3.  Internal Audit Reports.

     The Committee shall meet periodically with the Internal Auditor to review any significant reports to management prepared by the internal auditing staff. The Internal Auditor shall provide a summary of all significant internal audit reports to the Committee each quarter.

8.  Financial Statements and Disclosure Oversight.

     8.1.  SEC Filings and Earnings Releases and Guidance.

     Prior to the filing by the Company with the SEC of any annual report on Form 10-K or any quarterly report on Form 10-Q, the Committee shall review with management and the Independent Auditor the financial statements and the disclosure under "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained therein. The Committee shall periodically review with management and the Independent Auditor the Company's procedures (including types of information to be disclosed and the type of presentation to be made) with respect to press releases and with respect to financial information and earnings guidance provided to financial analysts and rating agencies.

     8.2.  Accounting Changes.

     The Committee shall, before their implementation, review with management and the Independent Auditor and approve all significant changes proposed to be made in the Company's accounting principles and practices.

     8.3.  Adequate Disclosure.

     The Committee shall periodically inquire of management, the Independent Auditor, the General Counsel and, if the Committee deems it appropriate, outside legal counsel as to whether the Company's financial statements comport with the disclosure requirements of federal securities laws, notwithstanding their conformity to accounting principles and practices.

     8.4.  Criticisms.

     The Committee shall periodically inquire of management, the General Counsel and the Independent Auditor as to their knowledge of any criticism of the Company's financial statements or disclosures by any financial analysts, rating agencies, media sources or other reliable third-party sources. The Committee shall establish procedures for (i) the receipt, retention, investigation and resolution of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential anonymous submission by the Company's employees of concerns regarding questionable accounting or auditing matters.

9.  Internal Controls, Legal Compliance and Code of Conduct Oversight.

     9.1.  Internal Controls and Compliance Policies.

     For the purpose of assessing their adequacy and effectiveness, the Committee (i) shall periodically review and assess with management, the Internal Auditor, the General Counsel and the Independent Auditor (a) the internal control systems of the Company, including whether such controls are reasonably designed to ensure that appropriate information comes to the attention of the Committee in a timely manner, prevent violations of law and corporate policy and permit the Company to prepare accurate and informative financial reports, (b) the Company's policies on compliance with laws and regulations, and (c) the methods and procedures for monitoring compliance with such policies, and (ii) shall elicit from them any recommendations for the improvement of the Code of Conduct and such controls, policies, methods and procedures. The Committee shall review with management and the Independent Auditor, prior to its annual filing, the internal control report (containing the annual assessment of the effectiveness of the internal control structure and procedures of the Company for financial reporting) that is required to be filed by the Company with the SEC on Form 10-K.

     9.2.  Information Security.

     The Committee shall periodically review and assess with management and the Independent Auditor the adequacy of the security for the Company's information systems and the Company's contingency plans in the event of a systems breakdown or security breach.

     9.3.  Code of Conduct.

     The Committee shall periodically inquire of management, the Internal Auditor and the Independent Auditor as to their knowledge of (i) any violation of the Code of Conduct, (ii) any waiver of compliance with the Code of Conduct, and (iii) any investigations undertaken with regard to compliance with the Code of Conduct. Any waiver of the Code of Conduct with respect to a director or executive officer may only be granted by the Committee. All waivers granted by the Committee shall be promptly reported to the entire Board and disclosed as required by rules and regulations of the SEC and NYSE.

     9.4.  Misconduct Allegations.

     The Committee shall periodically inquire of management and the General Counsel of their knowledge of any allegations of Director or officer misconduct or misconduct by the Company (whether made by employees or third parties).

     9.5.  Disagreements.

     The Committee shall inquire of management, the General Counsel and, if appropriate, outside legal counsel of any disagreements that may have occurred between management and legal counsel regarding any public disclosures or any other legal compliance issue.

10.  Risk Management Oversight.

     10.1.  Risk Exposure.

     The Committee shall periodically meet with management and the Independent Auditor to review the Company's major risks or exposures and to assess the steps taken by management to monitor and control such risks and exposures.

     10.2.  Insurance.

     The Committee shall periodically review and assess with management and the General Counsel insurance coverage, including Directors and Officers Liability, property and casualty loss, and surety bonds.

     10.3.  Special-Purpose Entities and Off-Balance Sheet Transactions.

     The Committee shall periodically meet with management, the Internal Auditor, the General Counsel and the Independent Auditor to review and assess all "special-purpose" entities of the Company and all complex financing transactions involving the Company, including all related off-balance sheet accounting matters.

     10.4.  Consultation with Legal Counsel.

     The Committee shall periodically receive reports from, and review with the General Counsel and, if the Committee deems appropriate, outside legal counsel legal matters (including material claims, pending legal proceedings, government investigations and material reports, notices or inquiries received from governmental agencies) that may have a significant impact on the Company's financial statements or risk management.

11.  Reports and Assessments.

     11.1.  Board Reports.

     The Chairman of the Committee shall report from time to time to the Board on Committee actions and on the fulfillment of the Committee's responsibilities under this Charter. Such reports shall include any issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the performance and independence of the Company's Independent Auditors and the performance of the Company's internal audit function.

     11.2  Charter Assessment.

     The Committee shall annually review and assess the adequacy of this Charter and advise the Board and the Governance Committee of its assessment and of its recommendation for any changes to the Charter.

     11.3  Committee Self-assessment.

     The Committee shall annually review and make a self-assessment of its performance and shall report the results of such self-assessment to the Board and the Governance Committee.

     11.4  Proxy Statement Report.

     The Committee shall prepare an annual report as required by the rules and regulations of the SEC and submit it to the Board for inclusion in the Company's proxy statement prepared in connection with its annual meeting of stockholders.

     11.5  Recommend Action.

     The Committee shall annually make a determination as to whether to recommend to the Board that the audited financials (certified by the Independent Auditor) be included in the Company's Annual Report on Form 10-K for filing with the SEC.

     11.6  Board Access to Independent Auditor.

     The Committee shall, whenever the Board of Directors or the Committee deems it appropriate, have the Independent Auditor attend a meeting of the full Board to discuss specific issues and to answer questions from the Directors.

12.  General.

     12.1.  Financial Statement Responsibility.

     The Company's management is responsible for the preparation, presentation and integrity of the Company's financial statements and disclosures, and the Independent Auditor is responsible for auditing year-end financial statements and reviewing quarterly financial statements and conducting other procedures. It is not the duty of the Committee to certify the Company's financial statements, to guarantee the Independent Auditor's report, or to plan or conduct audits. Since the primary function of the Committee is oversight, the Committee shall be entitled to rely on the expertise, skills and knowledge of management, the Internal Auditor and the Independent Auditor and the accuracy of information provided to the Committee by such persons in carrying out its oversight responsibilities. Nothing in this Charter is intended to change the responsibilities of management and the Independent Auditor.

     12.2.  Charter Guidelines.

     While the responsibilities of the Committee set forth in Section 4 through 11 above are contemplated to be the principal recurring activities of the Committee in carrying out its oversight function, these responsibilities are to serve as a guide with the understanding that the Committee may diverge from them as it deems appropriate given the circumstances.

                    DIRECTIONS TO COMMERCIAL METALS COMPANY
                         ANNUAL MEETING OF STOCKHOLDERS
                          JANUARY 22, 2004, 10:00 A.M.
                  FOUR SEASONS CONFERENCE CENTER AMPHITHEATER
                         4150 NORTH MACARTHUR BOULEVARD
                                 IRVING, TEXAS

DIRECTIONS FROM DFW AIRPORT

     Take the North exit out of the airport to 114 East towards Dallas. Take the MacArthur Blvd. exit and turn RIGHT onto N. MacArthur Blvd. Continue on approximately 2 miles to the Four Seasons on the left.

DIRECTIONS FROM LOVE FIELD

     Take the exit out of Love Field and turn RIGHT onto Mockingbird Lane. Stay on Mockingbird to 183W toward Fort Worth. Take 114 West toward Grapevine/DFW Airport North Entry. Take the Walnut Hill Lane/MacArthur Blvd exit. Stay straight past Walnut Hill Lane to MacArthur Blvd. and turn LEFT onto MacArthur Blvd. Continue on approximately 2 miles to the Four Seasons entrance on the left.

DIRECTIONS FROM DOWNTOWN DALLAS

     Take 35E/Stemmons Freeway to 114 West toward Grapevine/DFW Airport North Entry. Take the Walnut Hill Lane/MacArthur Blvd exit. Stay straight past Walnut Hill Lane to MacArthur Blvd. and turn LEFT onto N. MacArthur Blvd. Continue on approximately 2 miles to the Four Seasons entrance on the left.

DIRECTIONS FROM NORTH DALLAS

     From 75/Central Expressway or the North Dallas Tollway take 635/LBJ Freeway West toward DFW Airport. Take the President George Bush Tollway SOUTH exit (exit no. 30). Take the Las Colinas Blvd exit. Stay straight continuing past Las Colinas Blvd. to MacArthur Blvd. Turn LEFT onto MacArthur Blvd. and continue approximately 3 miles over 161 and 114 to the Four Seasons entrance on the left.

DIRECTIONS FROM FORT WORTH

     Take I-30 EAST to 360 NORTH. Take the 183 EAST exit (towards Dallas) and stay on 183 to the MacArthur Blvd. exit. Go LEFT on N. MacArthur. Continue on past Northgate to the Four Seasons entrance on the right.

                            (Map for Annual Meeting)

                                   (CMC LOGO)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.


PLEASE MARK YOUR VOTES AS INDICATED IN [X] THIS EXAMPLE

1. ELECTION OF DIRECTORS                           2.   AMENDMENT TO RESTATED CERTIFICATE OF           FOR     AGAINST    ABSTAIN
                                                        INCORPORATION TO INCREASE THE NUMBER OF
                                                        AUTHORIZED SHARES OF THE COMPANY'S             [ ]       [ ]        [ ]
                                                        COMMON STOCK FROM 40,000,000 TO 100,000,000.

   FOR all nominees                WITHHOLD
   listed except as                AUTHORITY
     marked to the              to vote for all
       contrary                 nominees listed
         [ ]                          [ ]


                                                   3.   RATIFICATION OF APPOINTMENT OF DELOITTE &     FOR     AGAINST    ABSTAIN
                                                        TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE
                                                        FISCAL YEAR ENDING AUGUST 31, 2004.           [ ]       [ ]        [ ]


NOMINEES: 01 MOSES FELDMAN,                        4.   IN THEIR DISCRETION, THE PROXIES ARE
02 RALPH E. LOEWENBERG,                                 AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS
03 STANLEY A. RABIN,                                    AS MAY PROPERLY COME BEFORE THE MEETING.
04  HAROLD L. ADAMS,
05 J. DAVID SMITH

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

________________________________________
                                                                I PLAN TO ATTEND
                                                                THE MEETING. [ ]

Dated: _________________________________________________________________________

________________________________________________________________________________
                        Signature
________________________________________________________________________________
              Second Signature if held Jointly


When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in the partnership name by authorized person.


                     PLEASE MARK, DATE AND RETURN PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE.

--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

                      VOTE BY INTERNET OR TELEPHONE OR MAIL
                          24 HOURS A DAY, 7 DAYS A WEEK


INTERNET AND TELEPHONE VOTING IS AVAILABLE THROUGH 11:59PM EASTERN TIME THE DAY PRIOR TO ANNUAL MEETING DAY.


YOUR INTERNET OR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

              INTERNET                                      TELEPHONE                                    MAIL
     http://www.eproxy.com/cmc                            1-800-435-6710


Use the Internet to vote your               Use any touch-tone telephone to vote your        Mark, sign and date your
proxy. Have your proxy card in hand         proxy. Have your proxy card in hand when         proxy card and return it in
when you access the web site.         OR    you call.                                   OR   the enclosed postage-paid
                                                                                             envelope.


IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE, YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.


                                     PROXY

                           COMMERCIAL METALS COMPANY

                        6565 NORTH MACARTHUR BOULEVARD,
                              IRVING, TEXAS 75039


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned Shareholder(s) of Commercial Metals Company hereby appoint(s) Stanley A. Rabin, Clyde P. Selig and David M. Sudbury, or any of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote and act for the undersigned at the 2004 Annual Meeting of Stockholders of Commercial Metals Company to be held on Thursday, January 22, 2004 at 10:00 A.M., Central Standard Time in the Four Seasons conference center, 4150 North MacArthur Boulevard, Irving, Texas, and any adjournment, continuation, or postponement of the meeting, according to the number of votes which the undersigned is now, or may then be, entitled to cast, hereby revoking any proxies previously executed by the undersigned for the meeting.

All powers may be exercised by a majority of said proxy holders or substitutes voting or acting or, if only one votes and acts, then by that one. The undersigned instructs such proxy holders or their substitutes to vote as specified below on the proposals set forth in the Proxy Statement.


        (continued and to be marked, dated and signed on the other side)


--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

                   YOU CAN NOW ACCESS YOUR CMC ACCOUNT ONLINE.

Access your CMC shareholder account online via Investor ServiceDirect(R) (ISD).

Mellon Investor Services LLC, agent for Commercial Metals Company, now makes it easy and convenient to get current information on your shareholder account. After a simple and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

-     View account status
-     View certificate history
-     View book-entry information
-     View payment history for dividends
-     Make address changes
-     Obtain a duplicate 1099 tax form
-     Establish/change your PIN

              VISIT US ON THE WEB AT http://www.melloninvestor.com
                 AND FOLLOW THE INSTRUCTIONS SHOWN ON THIS PAGE.


STEP 1: FIRST TIME USERS -             STEP 2: LOG IN FOR ACCOUNT          STEP 3: ACCOUNT STATUS
ESTABLISH A PIN                        ACCESS                              SCREEN
You must first establish a             You are now ready to log in.        You are now ready to access
Personal Identification Number         To access your account please       your  account information.
(PIN) online by following the          enter your:                         Click on the appropriate
directions provided in the upper       - SSN                               button to view or initiate
right portion of the web screen        - PIN                               transactions.
as follows. You will also need
your Social Security Number (SSN)
or Investor ID available to
establish a PIN.

                                       - Then click on the Submit
                                       button                              - Certificate History
                                                                           - Book-Entry Information
THE CONFIDENTIALITY OF YOUR            If you have more than one           - Issue Certificate
PERSONAL INFORMATION IS PROTECTED      account, you will now be asked      - Payment History
USING SECURE SOCKET LAYER (SSL)        to select the appropriate           - Address Change
TECHNOLOGY.                            account.                            - Duplicate 1099

- SSN or Investor ID

- Then click on the Establish PIN button Please be sure to remember your PIN, or maintain it in a secure place for future reference.

              FOR TECHNICAL ASSISTANCE CALL 1-877-978-7778 BETWEEN
                       9AM-7PM MONDAY-FRIDAY EASTERN TIME